Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2021 RESULTS

•First quarter 2021 comparable systemwide constant dollar RevPAR declined 46.3 percent worldwide, 46.3 percent in the U.S. & Canada, and 46.1 percent in international markets, compared to the 2020 first quarter;

•First quarter 2021 comparable systemwide constant dollar RevPAR declined 59.1 percent worldwide, 57.1 percent in the U.S. & Canada, and 64.1 percent in international markets, compared to the 2019 first quarter;

•First quarter reported diluted loss per share totaled $0.03, compared to reported diluted EPS of $0.09 in the year-ago quarter. First quarter adjusted diluted EPS totaled $0.10, compared to first quarter 2020 adjusted diluted EPS of $0.49;

•First quarter reported net loss totaled $11 million, compared to reported net income of $31 million in the year-ago quarter. First quarter adjusted net income totaled $34 million, compared to first quarter 2020 adjusted net income of $160 million;

•Adjusted EBITDA totaled $296 million in the 2021 first quarter, compared to first quarter 2020 adjusted EBITDA of $442 million;

•The company added more than 23,500 rooms globally during the first quarter, including nearly 12,000 rooms in international markets and a total of about 7,300 conversion rooms;

•At quarter end, Marriott’s worldwide development pipeline totaled over 2,800 properties and approximately 491,000 rooms, including roughly 18,000 rooms approved, but not yet subject to signed contracts. More than 222,000 rooms in the pipeline were under construction as of the end of the 2021 first quarter;

•At the end of the first quarter, the company’s net liquidity totaled approximately $4.7 billion, representing $0.6 billion in available cash balances and $4.1 billion of unused borrowing capacity under its revolving credit facility.

BETHESDA, MD – May 10, 2021 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2021 results, which were materially impacted by the COVID-19 global pandemic and efforts to contain it (COVID-19).

Tony Capuano, Chief Executive Officer, said, “We were pleased to see demand improve meaningfully during the first quarter. We are welcoming more and more guests to our hotels as consumers are traveling again once they feel it is safe. While recovery trajectories vary from region to region, the resiliency of demand has been most keenly demonstrated in mainland China, where occupancy is near the pre-pandemic level. Occupancy1 reached 66 percent in mainland China in March, nearly the same as in March 2019, on strong demand from both leisure and business travelers.

“In our largest region, the U.S. & Canada, demand increased rapidly as vaccine rollouts accelerated. Occupancy started the year at 33 percent in January and reached 49 percent by March. Leisure demand gained momentum, particularly in ski and beach resort destinations. We are encouraged to see green shoots in special corporate and group bookings, which have been improving as companies slowly begin to return to their offices. The pickup in transient booking pace for the U.S. & Canada points toward continued improvement in consumer sentiment around travel.

“Our conversion signings were particularly strong in the quarter and included nearly 7,000 rooms that were part of an all-inclusive deal in our Caribbean and Latin America region. More than 23,500 rooms joined our system in the quarter. Consistent with our view a quarter ago, we expect gross rooms growth could accelerate to approximately 6 percent in 2021. Including deletions, we continue to estimate our rooms distribution could grow 3 to 3.5 percent, net, for the full year.

“Throughout the pandemic we have been proactive in connecting with our Marriott Bonvoy members, and we continue to focus on enhancing our valuable loyalty platform for our 150 million members. Over the last few weeks, we have announced several exciting new programs. We introduced new co-brand credits cards in South Korea and Mexico, and we rolled out a new collaboration with Uber, allowing members in the U.S. to earn points through ride sharing and food delivery.

“As vaccines roll out around the world and government restrictions ease, I am optimistic that demand will continue to strengthen. We have seen signs that there is a significant amount of pent-up demand, regardless of trip purpose, and we look forward to welcoming travelers in increasing numbers to our more than 7,600 properties around the world.”

First Quarter 2021 Results
Marriott’s reported operating income totaled $84 million in the 2021 first quarter, compared to 2020 first quarter reported operating income of $114 million. Reported net loss totaled $11 million in the
1 All occupancy and RevPAR statistics are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. RevPAR comparisons between 2021 and 2020 reflect properties that are comparable in both years. RevPAR comparisons between 2021 and 2019 reflect properties that are defined as comparable as of March 31, 2021, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019.

2021 first quarter, compared to 2020 first quarter reported net income of $31 million. Reported diluted loss per share totaled $0.03 in the quarter, compared to reported diluted earnings per share (EPS) of $0.09 in the year-ago quarter.

Adjusted operating income in the 2021 first quarter totaled $138 million, compared to 2020 first quarter adjusted operating income of $293 million. Adjusted operating income in the 2020 first quarter excluded impairment charges of $101 million.

First quarter 2021 adjusted net income totaled $34 million, compared to 2020 first quarter adjusted net income of $160 million. Adjusted diluted EPS in the 2021 first quarter totaled $0.10, compared to adjusted diluted EPS of $0.49 in the year-ago quarter. These adjusted 2021 first quarter results and adjusted 2020 first quarter results excluded impairment charges of $3 million after-tax ($0.01 per share) and $75 million after-tax ($0.23 per share), respectively.

Adjusted results also excluded restructuring and merger-related charges, cost reimbursement revenue, and reimbursed expenses. See pages A-2 and A-9 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $412 million in the 2021 first quarter, compared to base management and franchise fees of $629 million in the year-ago quarter. The year-over-year decline in these fees is primarily attributable to RevPAR declines related to COVID-19. Other non-RevPAR related franchise fees in the 2021 first quarter totaled $141 million compared to $139 million in the year-ago quarter, aided by $11 million of higher residential branding fees.

Incentive management fees totaled $33 million in the 2021 first quarter. The company recognized no incentive management fees in the first quarter of 2020. Roughly 45 percent of the incentive management fees recognized in the quarter were earned at hotels in the Asia Pacific region, largely in Greater China.

Contract investment amortization for the 2021 first quarter totaled $17 million, compared to $25 million in the year-ago quarter. The year-over-year change largely reflects impairments of investments in management and franchise contracts recorded in the 2020 first quarter.

Owned, leased, and other revenue, net of direct expenses, totaled a $27 million loss in the 2021 first quarter, compared to $8 million of profit in the year-ago quarter as a result of RevPAR declines related to COVID-19.

Depreciation, amortization, and other expenses for the 2021 first quarter totaled $52 million, compared to $150 million in the year-ago quarter. The year-over-year change largely reflects a $90 million impairment charge recorded in the 2020 first quarter.

General, administrative, and other expenses for the 2021 first quarter totaled $211 million, compared to $270 million in the year-ago quarter. The lower expenses in the 2021 first quarter largely reflect $50 million of lower bad debt expense and $14 million of lower guarantee reserves. Expenses in the 2021 quarter include $14 million of additional non-recurring executive compensation related to leadership changes.

Interest expense, net, totaled $100 million in the first quarter compared to $87 million in the year-ago quarter. The increase is largely due to higher interest expense associated with 2020 debt issuances.

Equity in losses for the first quarter totaled $12 million, compared to a $4 million loss in the year-ago quarter. The increase in losses largely reflects the negative impact on results at joint venture properties due to COVID-19.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $296 million in the 2021 first quarter, compared to first quarter 2020 adjusted EBITDA of $442 million. See page A-9 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 134 new properties (23,567 rooms) to its worldwide lodging portfolio during the 2021 first quarter, including roughly 7,300 rooms converted from competitor brands and nearly 12,000 rooms in international markets. Additions in the 2021 first quarter included 11 all-inclusive conversion properties (3,700 rooms) in the company’s Caribbean and Latin America region. One hundred and fourteen properties (17,381 rooms) exited the system during the quarter, including 88 Service Properties Trust hotels (12,803 rooms). At quarter end, Marriott’s global lodging system totaled more than 7,600 properties, with over 1,429,000 rooms.

At quarter end, the company’s worldwide development pipeline totaled 2,825 properties with approximately 491,000 rooms, including 1,141 properties with more than 222,000 rooms under construction and 105 properties with roughly 18,000 rooms approved for development, but not yet subject to signed contracts.

In the 2021 first quarter, worldwide RevPAR declined 46.3 percent (a 45.9 percent decline using actual dollars) compared to the 2020 first quarter. RevPAR in the U.S. & Canada declined 46.3 percent (a 46.3 percent decline using actual dollars), and RevPAR in international markets declined 46.1 percent (a 44.8 percent decline using actual dollars).

Balance Sheet and Liquidity
At quarter end, Marriott’s net debt was $9.6 billion, representing total debt of $10.2 billion less cash and cash equivalents of $0.6 billion. At year-end 2020, the company’s net debt was $9.5 billion, representing total debt of $10.4 billion less cash and cash equivalents of $0.9 billion.

In the first quarter, the company issued $1.1 billion of Series HH Senior Notes due in 2031 with a 2.85 percent interest rate coupon.

The company’s net liquidity was approximately $4.7 billion at the end of the first quarter, representing $0.6 billion in available cash balances and $4.1 billion of unused borrowing capacity under its revolving credit facility.

The company halted share repurchases in February of 2020 and suspended its quarterly dividend beginning in the second quarter of 2020.

COVID-19
Due to the numerous uncertainties associated with COVID-19, Marriott cannot presently estimate the impact of this unprecedented situation on its future results, which is highly dependent on the severity and duration of the pandemic and its impacts, but expects that COVID-19 will continue to be material to the company’s results.

The company expects to provide additional information about the current impact of COVID-19 on its business on its call later this morning.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Monday, May 10, 2021 at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 9, 2022.

The telephone dial-in number for the conference call is 1-706-679-3455 and the conference ID is 9559023. A telephone replay of the conference call will be available from 2:00 p.m. ET, Monday, May 10, 2021 until 8:00 p.m. ET, Monday, May 17, 2021. To access the replay, call
1-404-537-3406. The conference ID for the recording is 9559023.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of May 10, 2021. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the possible effects on our business of the COVID-19 pandemic and efforts to contain it (COVID-19); travel and lodging demand; future performance of the company's hotels; booking trends; our development pipeline, rooms growth and conversions; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K. Risks that could affect forward-looking statements in this press release include the duration and scope of COVID-19, including the availability and distribution of effective vaccines or treatments; its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals have taken or may take in response to the pandemic, including limiting, banning, or cautioning against travel and/or in-person gatherings or imposing occupancy or other restrictions on lodging or other facilities; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the ability of our owners and franchisees to successfully navigate the impacts of COVID-19; the pace of recovery when the pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees have taken and may continue to take to reduce operating costs and/or enhance certain health and cleanliness protocols at our hotels; the impacts of our employee furloughs and reduced work week schedules, our voluntary transition program and our other restructuring activities; competitive conditions in the lodging industry and in the labor market; relationships with customers and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from data security incidents; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,600 properties under 30 leading brands spanning 133 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACT:
Connie Kim
Corporate Relations
(301) 380-4028
connie.kim@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2021 AND 2020
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2021	March 31, 2020	Reported 2021 vs. 2020
REVENUES
Base management fees	$106	$214	(50)
Franchise fees [1]	306	415	(26)
Incentive management fees	33	—	*
Gross Fee Revenues	445	629	(29)
Contract investment amortization [2]	(17)	(25)	32
Net Fee Revenues	428	604	(29)
Owned, leased, and other revenue [3]	108	280	(61)
Cost reimbursement revenue [4]	1,780	3,797	(53)
Total Revenues	2,316	4,681	(51)

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	135	272	50
Depreciation, amortization, and other [6]	52	150	65
General, administrative, and other [7]	211	270	22
Restructuring and merger-related charges (recoveries)	1	(2)	(150)
Reimbursed expenses [4]	1,833	3,877	53
Total Expenses	2,232	4,567	51

OPERATING INCOME	84	114	(26)

Gains (losses) and other income, net [8]	1	(4)	125
Interest expense	(107)	(93)	(15)
Interest income	7	6	17
Equity in losses [9]	(12)	(4)	(200)

(LOSS) INCOME BEFORE INCOME TAXES	(27)	19	(242)

Benefit for income taxes	16	12	33

NET (LOSS) INCOME	$(11)	$31	(135)

(LOSS) EARNINGS PER SHARE
(Loss) Earnings per share - basic	$(0.03)	$0.10	(130)
(Loss) Earnings per share - diluted	$(0.03)	$0.09	(133)

Basic Shares	326.7	325.4
Diluted Shares [10]	326.7	327.4
* Calculated percentage is not meaningful.
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in losses include our equity in losses of unconsolidated equity method investments.
10Basic and fully diluted weighted average shares outstanding used to calculate (loss) earnings per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
	March 31, 2021	March 31, 2020	Percent Better/(Worse)
Total revenues, as reported	$2,316	$4,681
Less: Cost reimbursement revenue	(1,780)	(3,797)
Add: Impairments [1]	—	7
Adjusted total revenues **	536	891

Operating income, as reported	84	114
Less: Cost reimbursement revenue	(1,780)	(3,797)
Add: Reimbursed expenses	1,833	3,877
Add (Less): Restructuring and merger-related charges (recoveries)	1	(2)
Add: Impairments [2]	—	101
Adjusted operating income **	138	293	-53%

Operating income margin	4%	2%
Adjusted operating income margin **	26%	33%

Net (loss) income, as reported	(11)	31
Less: Cost reimbursement revenue	(1,780)	(3,797)
Add: Reimbursed expenses	1,833	3,877
Add (Less): Restructuring and merger-related charges (recoveries)	1	(2)
Add: Impairments [3]	4	101
Income tax effect of above adjustments	(13)	(50)
Adjusted net income **	$34	$160	-79%

Diluted (loss) earnings per share, as reported	$(0.03)	$0.09
Adjusted diluted earnings per share**	$0.10	$0.49	-80%

**Denotes non-GAAP financial measures. Please see pages A-10 and A-11 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Includes impairment charges reported in Contract investment amortization of $7 million in the 2020 first quarter.

2 Includes impairment charges reported in Contract investment amortization of $7 million; and Depreciation, amortization, and other of $94 million in the 2020 first quarter.

3 Includes impairment charges reported in Equity in losses of $4 million in the 2021 first quarter. Includes impairment charges reported in Contract investment amortization of $7 million; and Depreciation, amortization, and other of $94 million in the 2020 first quarter.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	642	221,256	1,270	327,459	1,912	548,715
Marriott Hotels	114	61,576	181	52,740	295	114,316
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	28	23,609	188	63,250	216	86,859
Courtyard	169	27,264	103	22,356	272	49,620
Westin	41	22,347	72	21,924	113	44,271
JW Marriott	21	12,711	63	23,356	84	36,067
Renaissance	24	10,607	59	18,402	83	29,009
The Ritz-Carlton	38	11,406	63	16,175	101	27,581
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Le Méridien	1	100	70	20,031	71	20,131
Four Points	1	134	78	21,455	79	21,589
Residence Inn	76	12,198	8	982	84	13,180
W Hotels	22	6,403	33	8,985	55	15,388
W Hotels Serviced Apartments	—	—	1	160	1	160
The Luxury Collection	6	2,296	49	8,879	55	11,175
Gaylord Hotels	6	9,918	—	—	6	9,918
St. Regis	10	1,968	35	8,253	45	10,221
Aloft	1	330	39	8,957	40	9,287
St. Regis Serviced Apartments	—	—	1	70	1	70
AC Hotels by Marriott	5	901	68	8,263	73	9,164
Delta Hotels	25	6,770	1	360	26	7,130
Fairfield by Marriott	7	1,539	45	6,287	52	7,826
SpringHill Suites	28	4,632	—	—	28	4,632
Marriott Executive Apartments	—	—	33	4,812	33	4,812
Autograph Collection	8	2,335	14	2,200	22	4,535
Protea Hotels	—	—	30	3,737	30	3,737
EDITION	4	1,207	7	1,488	11	2,695
TownePlace Suites	6	825	—	—	6	825
Element	1	180	8	1,690	9	1,870
Moxy	—	—	5	887	5	887
Tribute Portfolio	—	—	5	453	5	453
Bulgari	—	—	5	438	5	438
Franchised	4,788	686,986	705	145,131	5,493	832,117
Courtyard	830	110,872	94	17,348	924	128,220
Fairfield by Marriott	1,066	99,548	32	5,557	1,098	105,105
Residence Inn	748	89,055	16	2,246	764	91,301
Marriott Hotels	225	71,333	61	18,428	286	89,761
Sheraton	154	46,458	67	18,679	221	65,137
SpringHill Suites	469	54,027	—	—	469	54,027
TownePlace Suites	443	44,800	—	—	443	44,800
Autograph Collection	115	23,188	77	16,131	192	39,319
Westin	87	29,076	23	7,163	110	36,239
Four Points	158	23,795	58	9,520	216	33,315
Renaissance	61	17,607	27	7,514	88	25,121
Aloft	138	19,937	21	3,409	159	23,346
AC Hotels by Marriott	74	12,455	37	6,614	111	19,069
Moxy	26	4,913	50	9,913	76	14,826
Delta Hotels	55	12,284	7	1,706	62	13,990
The Luxury Collection	10	2,644	49	9,068	59	11,712
Le Méridien	20	4,588	16	4,222	36	8,810
Element	60	8,014	2	293	62	8,307
JW Marriott	13	5,947	6	1,624	19	7,571
Tribute Portfolio	30	5,163	17	1,797	47	6,960
Protea Hotels	—	—	36	2,949	36	2,949
Design Hotels	5	853	7	799	12	1,652
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	85	1	85
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	40	9,417	66	15,900
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	6	991	6	991
Renaissance	1	317	2	505	3	822
Autograph Collection [1]	—	—	7	705	7	705
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection [2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	63	6,773	36	2,924	99	9,697
The Ritz-Carlton Residences	37	4,177	12	965	49	5,142
St. Regis Residences	10	1,105	7	598	17	1,703
W Residences	10	1,089	4	359	14	1,448
Bulgari Residences	—	—	5	514	5	514
Westin Residences	3	266	—	—	3	266
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
Autograph Collection Residences	—	—	1	62	1	62
Sheraton Residences	—	—	1	50	1	50
EDITION Residences	2	45	—	—	2	45
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,880	20	3,862	92	22,742
Grand Total	5,591	940,378	2,071	488,793	7,662	1,429,171
*Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1 Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.
2 Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2021

	US & Canada		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	187	52,297	359	84,135	546	136,432
JW Marriott	34	18,658	70	25,476	104	44,134
The Ritz-Carlton	39	11,835	65	16,725	104	28,560
The Ritz-Carlton Residences	37	4,177	12	965	49	5,142
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection [1]	16	4,940	102	18,364	118	23,304
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	24	7,182	35	9,650	59	16,832
W Residences	10	1,089	4	359	14	1,448
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,968	36	8,413	46	10,381
St. Regis Residences	10	1,105	7	598	17	1,703
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,207	7	1,488	11	2,695
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	6	523	6	523
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,006	350,776	951	266,308	1,957	617,084
Marriott Hotels	341	134,217	248	73,232	589	207,449
Marriott Hotels Residences	—	—	2	246	2	246
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	182	70,067	259	83,759	441	153,826
Sheraton Residences	—	—	1	50	1	50
Westin	129	52,496	95	29,087	224	81,583
Westin Residences	3	266	—	—	3	266
Renaissance	86	28,531	88	26,421	174	54,952
Autograph Collection [2]	123	25,523	98	19,036	221	44,559
Autograph Collection Residences	—	—	1	62	1	62
Le Méridien	21	4,688	86	24,253	107	28,941
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels	80	19,054	8	2,066	88	21,120
Gaylord Hotels	6	9,918	—	—	6	9,918
Tribute Portfolio	30	5,163	22	2,250	52	7,413
Marriott Executive Apartments	—	—	34	4,878	34	4,878
Design Hotels	5	853	7	799	12	1,652
Limited-Service	4,326	518,425	741	134,488	5,067	652,913
Courtyard	1,018	140,950	201	40,598	1,219	181,548
Fairfield by Marriott	1,073	101,087	77	11,844	1,150	112,931
Residence Inn	825	101,445	25	3,368	850	104,813
SpringHill Suites	497	58,659	—	—	497	58,659
Four Points	159	23,929	136	30,975	295	54,904
TownePlace Suites	449	45,625	—	—	449	45,625
Aloft	139	20,267	60	12,366	199	32,633
AC Hotels by Marriott	79	13,356	105	14,877	184	28,233
Moxy	26	4,913	55	10,800	81	15,713
Element	61	8,194	10	1,983	71	10,177
Protea Hotels	—	—	72	7,677	72	7,677
Timeshare*	72	18,880	20	3,862	92	22,742
Grand Total	5,591	940,378	2,071	488,793	7,662	1,429,171
*Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1 Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.
2 Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended March 31, 2021 and March 31, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$89.82	-45.1%	32.3%	-26.0%	pts.	$278.10	-1.0%
The Ritz-Carlton	$183.46	-26.6%	35.4%	-21.1%	pts.	$518.62	17.2%
W Hotels	$91.01	-49.6%	28.0%	-29.5%	pts.	$325.20	3.5%
Composite US & Canada Luxury[1]	$133.07	-38.7%	31.9%	-26.2%	pts.	$416.55	11.6%
Marriott Hotels	$34.93	-70.2%	24.1%	-32.6%	pts.	$145.03	-29.8%
Sheraton	$25.88	-76.6%	17.4%	-37.3%	pts.	$148.59	-26.4%
Westin	$39.97	-66.0%	23.6%	-31.5%	pts.	$169.16	-20.8%
Composite US & Canada Premium[2]	$33.71	-70.5%	22.2%	-33.9%	pts.	$151.96	-25.3%
US & Canada Full-Service[3]	$53.80	-60.1%	24.2%	-32.3%	pts.	$222.70	-6.7%
Courtyard	$37.27	-50.5%	40.7%	-12.2%	pts.	$91.47	-35.7%
Residence Inn	$76.55	-32.1%	61.0%	-5.2%	pts.	$125.39	-26.4%
Composite US & Canada Limited-Service[4]	$47.20	-45.3%	45.4%	-11.7%	pts.	$103.94	-31.2%
US & Canada - All[5]	$52.31	-57.8%	29.0%	-27.7%	pts.	$180.57	-17.5%

Comparable Systemwide US & Canada Properties
	Three Months Ended March 31, 2021 and March 31, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$85.33	-47.6%	34.2%	-23.8%	pts.	$249.16	-11.1%
The Ritz-Carlton	$176.39	-27.7%	34.2%	-21.6%	pts.	$516.07	17.9%
W Hotels	$91.01	-49.6%	28.0%	-29.5%	pts.	$325.20	3.5%
Composite US & Canada Luxury[1]	$120.22	-41.2%	32.4%	-25.7%	pts.	$371.32	5.4%
Marriott Hotels	$36.60	-63.4%	27.4%	-27.3%	pts.	$133.80	-26.8%
Sheraton	$29.76	-65.3%	26.0%	-27.3%	pts.	$114.33	-28.8%
Westin	$40.89	-63.9%	26.7%	-30.0%	pts.	$153.08	-23.4%
Composite US & Canada Premium[2]	$38.01	-62.4%	27.3%	-27.7%	pts.	$139.39	-24.3%
US & Canada Full-Service[3]	$47.50	-58.0%	27.9%	-27.4%	pts.	$170.52	-16.6%
Courtyard	$42.87	-41.8%	43.4%	-11.0%	pts.	$98.76	-27.1%
Residence Inn	$70.61	-23.5%	62.1%	-2.3%	pts.	$113.76	-20.6%
Fairfield by Marriott	$41.41	-28.6%	46.9%	-6.3%	pts.	$88.33	-18.9%
Composite US & Canada Limited-Service[4]	$49.52	-32.8%	49.7%	-7.3%	pts.	$99.65	-22.9%
US & Canada - All[5]	$48.65	-46.3%	40.3%	-16.0%	pts.	$120.79	-25.0%
1 Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
2 Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
3 Includes Composite US & Canada Luxury and Composite US & Canada Premium.
4 Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
5 Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2021 and March 31, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$55.37	80.4%	47.9%	23.6%	pts.	$115.50	-8.2%
Asia Pacific excluding China	$37.34	-56.4%	33.6%	-19.6%	pts.	$111.02	-31.1%
Caribbean & Latin America	$56.16	-49.5%	31.2%	-24.0%	pts.	$179.84	-10.7%
Europe	$17.24	-80.4%	13.3%	-34.1%	pts.	$129.87	-30.2%
Middle East & Africa	$64.08	-30.6%	41.6%	-17.1%	pts.	$154.22	-2.0%

International - All[1]	$44.46	-39.3%	34.8%	-9.9%	pts.	$127.65	-22.0%

Worldwide[2]	$48.14	-50.3%	32.1%	-18.2%	pts.	$150.08	-22.1%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2021 and March 31, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$53.59	76.8%	47.5%	23.2%	pts.	$112.78	-9.5%
Asia Pacific excluding China	$38.54	-54.1%	34.6%	-17.9%	pts.	$111.25	-30.3%
Caribbean & Latin America	$40.19	-56.3%	28.5%	-23.6%	pts.	$140.89	-20.2%
Europe	$15.18	-80.4%	13.1%	-33.5%	pts.	$116.34	-30.0%
Middle East & Africa	$58.52	-31.3%	40.4%	-17.4%	pts.	$144.93	-1.8%

International - All[1]	$38.51	-46.1%	31.6%	-13.8%	pts.	$121.75	-22.6%

Worldwide[2]	$45.68	-46.3%	37.7%	-15.3%	pts.	$121.02	-24.5%

1 Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
2 Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2021 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended March 31, 2021 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2019	2021	vs. 2019		2021	vs. 2019
Greater China	$53.59	-37.9%	47.5%	-15.2%	pts.	$112.78	-18.1%
Asia Pacific excluding China	$38.54	-68.3%	34.6%	-37.2%	pts.	$111.25	-34.3%
Caribbean & Latin America	$40.19	-65.9%	28.5%	-35.9%	pts.	$140.89	-23.1%
Europe	$15.18	-85.8%	13.1%	-49.4%	pts.	$116.34	-31.9%
Middle East & Africa	$58.52	-44.9%	40.4%	-28.8%	pts.	$144.93	-5.6%

International - All[2]	$38.51	-64.1%	31.6%	-34.4%	pts.	$121.75	-25.0%

US & Canada - All	$48.65	-57.1%	40.3%	-28.7%	pts.	$120.79	-26.6%

Worldwide[3]	$45.68	-59.1%	37.7%	-30.4%	pts.	$121.02	-26.2%

1 The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of March 31, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019.
2 Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
3 Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2021
First Quarter
Net (loss), as reported	$(11)
Cost reimbursement revenue	(1,780)
Reimbursed expenses	1,833
Interest expense	107
Interest expense from unconsolidated joint ventures	2
(Benefit) for income taxes	(16)
Depreciation and amortization	52
Contract investment amortization	17
Depreciation and amortization classified in reimbursed expenses	28
Depreciation, amortization and impairments from unconsolidated joint ventures	10
Stock-based compensation	53
Restructuring and merger-related charges	1
Adjusted EBITDA **	$296

Change from 2020 Adjusted EBITDA **	-33%

	Fiscal Year 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income (loss), as reported	$31	$(234)	$100	$(164)	$(267)
Cost reimbursement revenue	(3,797)	(1,202)	(1,789)	(1,664)	(8,452)
Reimbursed expenses	3,877	1,241	1,683	1,634	8,435
Interest expense	93	127	113	112	445
Interest expense from unconsolidated joint ventures	3	1	12	8	24
(Benefit) provision for income taxes	(12)	(64)	27	(150)	(199)
Depreciation and amortization	150	72	53	71	346
Contract investment amortization	25	21	48	38	132
Depreciation classified in reimbursed expenses	26	27	27	29	109
Depreciation, amortization and impairments from unconsolidated joint ventures	7	16	3	78	104
Stock-based compensation	41	50	49	57	197
Restructuring and merger-related (recoveries) charges	(2)	6	1	262	267
Loss on asset dispositions	—	—	—	6	6
Adjusted EBITDA **	$442	$61	$327	$317	$1,147

**Denotes non-GAAP financial measures. Please see pages A-10 and A-11 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net loss/income, loss/earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges (recoveries), and non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted EPS reflect our net loss/income and diluted loss/earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges (recoveries), non-cash impairment charges, losses and gains on asset dispositions (when applicable), and the income tax effect of these adjustments. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net loss/income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), non-cash impairment charges, benefit (provision) for income taxes, restructuring and merger-related charges (recoveries), and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, Adjusted diluted EPS and Adjusted EBITDA, we exclude charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19 and transition costs associated with the Starwood merger, which we record in the “Restructuring and merger-related charges (recoveries)” caption of our Condensed Consolidated Statements of (Loss) Income (our “Income Statements”), to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges related to our management and franchise contracts, leases, and equity investments, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in losses” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Reimbursed expenses” and “Contract investment amortization” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of March 31, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.